EXHIBIT 99.1
FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION:
Vicon Industries: Joan Wolf 631/650-6201

VICON REPORTS FOURTH QUARTER AND FISCAL YEAR 2012 RESULTS
HAUPPAUGE, NY, December 4, 2012 - Vicon Industries, Inc. (VII: NYSE-AMEX), a designer and producer of video security and surveillance systems, today reported operating results for the fourth fiscal quarter and year ended September 30, 2012. The announcement was made by Chairman and CEO Ken Darby, who said “North American sales climbed 15% for the year; however continuing weakness, principally in Europe, limited overall growth.”

For the fourth quarter, net sales were $13.1 million, a 5% increase, compared with $12.4 million in the year ago period. A net loss of $321,000 ($.07 per share) was incurred, compared with a net loss of $779,000 ($.17 per share) for the same period last fiscal year.

For the 2012 fiscal year, net sales were $49.7 million, a 5% increase, compared with $47.2 million for the prior fiscal year. For 2012 a net loss of $1.4 million ($.31 per share) was incurred, compared with a net loss of $11.5 million ($2.55 per share), which included $7.9 million or $1.75 per share of extraordinary charges relating to the settlement of a patent suit and the establishment of a deferred tax asset reserve.

Commenting on the fourth quarter results, Mr. Darby said North America sales grew 13% to $10.3 million compared with $9.1 million for the prior year period, while Europe, Middle East and Africa (EMEA) sales were off 15% to $2.8 million versus $3.3 million for the year ago period. For the year, North America sales increased $5.0 million, or 15%, to $38.4 million while EMEA sales declined $2.5 million, or 18%, to $11.2 million. New sales orders for the 2012 fiscal year were $48.1 million versus $48.9 million in the prior year.

“Throughout the year, our North American business performed well, while the EMEA business continued to experience weak results. In the fourth quarter, the Company recorded various charges which included post year end severance payments of approximately $300,000, principally relating to the restructuring of our EMEA business. Notwithstanding the economic difficulties facing Europe, the restructuring measures implemented should, in time, return our EMEA business to a growth posture and subsequent profitability”, said Mr. Darby.

Gross margins for the fourth fiscal quarter were 38.8% for both periods. Full year margins improved slightly to 39.6% versus 38.6%. Operating costs, excluding the severance charge noted above, declined to $5.1 million in the fourth quarter compared with $5.6 million for the prior year period. For the year, operating costs, excluding the severance charges, declined $1.7 million to $20.7 million from $22.4 million. The decline in operating costs reflects cost reduction steps taken throughout the year.

Vicon develops video management software and also designs, assembles, and markets cameras, network video servers/recorders, encoders and storage medium. Vicon products are used in video system applications principally for security, surveillance, safety and communication purposes by a broad group of end users worldwide.

This news release contains forward-looking statements that involve risks and uncertainties. Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties. Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

(Table of Operations Attached)

Table of Operations

Vicon Industries, Inc.
Condensed Statements of Operations

	Three Months Ended		Year Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net sales	$13,106,000	$12,427,000	$49,652,000	$47,182,000
Gross profit	5,088,000	4,815,000	19,637,000	18,203,000
Selling, general and administrative expense	4,167,000	4,073,000	15,817,000	16,441,000
Engineering and development expense	1,249,000	1,502,000	5,208,000	5,931,000
Patent litigation expense	—	—	—	5,375,000
Operating loss	(328,000)	(760,000)	(1,388,000)	(9,544,000)
Loss before income taxes	(321,000)	(704,000)	(1,323,000)	(9,322,000)
Income tax expense	—	75,000	57,000	2,138,000
Net loss	$(321,000)	$(779,000)	$(1,380,000)	$(11,460,000)

Loss per share:
Basic	$(.07)	$(.17)	$(.31)	$(2.55)
Diluted	$(.07)	$(.17)	$(.31)	$(2.55)

Shares used in computing loss per share:
Basic	4,480,000	4,500,000	4,481,000	4,489,000
Diluted	4,480,000	4,500,000	4,481,000	4,489,000